Exhibit (a)(14)
STOCK OPTION AMENDMENT
AND
SPECIAL BONUS AGREEMENT
     AGREEMENT made by Apollo Group, Inc. (the “Company”) which shall be effective on the date executed by a validly-authorized officer of the Company.
     WHEREAS, the Company previously granted to                                          (the “Optionee”) the options identified on attached Schedule I (the “Options”) to purchase shares of the Company’s Class A common stock under one or more of the Company’s employee stock incentive plans (individually, a “Plan”).
     WHEREAS, the Company and Optionee entered into a formal Stock Option Agreement (the “Option Agreement”) evidencing each such Option.
     WHEREAS, in order to avoid adverse tax consequences under section 409A of the Internal Revenue Code, Optionee desires to amend each of the Options to increase the exercise price per share to be in effect for the unexercised portion of that Option which is subject to section 409A and identified as such on Schedule I (the “Covered Portion”) to the higher exercise price per share indicated for that portion of such Option on Schedule I.
     WHEREAS, in order to compensate Optionee for the increased exercise prices to be in effect for the Covered Portions of the Options, the Company is willing to pay Optionee a special cash bonus in a dollar amount equal to the aggregate increase in the exercise prices for the Covered Portions of the Options listed on Schedule I, with the actual dollar of that bonus indicated as the Total Special Bonus on Schedule I.
     NOW THEREFORE, the parties hereby agree as follows:
     1. Increased Exercise Price. The exercise price per share set forth in the Option Agreement for each of the Options listed on Schedule I is hereby increased, with respect to the shares subject to the Covered Portion of that Option, to the higher exercise price per share set forth for that Option on Schedule I.
     2. Special Bonus. Optionee shall become entitled to receive a cash bonus from the Company (the “Special Bonus”) in the gross dollar amount indicated as his or her Total Special Bonus on attached Schedule I. Payment shall be made on the Company’s first regularly-scheduled payroll date after January 1, 2008, which will not be later than January 15, 2008. However, the Special Bonus shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, and Optionee shall be paid only the net amount of such bonus remaining after such taxes have been collected. Optionee need not remain in the Company’s employ to receive the Special Bonus.
     3. Entire Agreement. This Agreement, together with the Option Agreements (to the extent not expressly amended hereby) and the applicable Plan under which each Option is outstanding, represents the entire agreement of the parties with respect to the Options, the Covered Portions thereof and the Special Bonus and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Options and the Special Bonus. This Agreement may be amended at any time only by means of a writing signed by Optionee and an authorized officer of the Company.
     4. Continuation of Option Agreements. Except for the foregoing increases to the exercise prices per share for the Covered Portions of the Options, no other terms or provisions of the Option Agreements for such Options or the applicable Plans have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.
IN WITNESS WHEREOF, this Agreement has been executed on behalf of Apollo Group, Inc. by a duly-authorized officer on the date indicated below.
APOLLO GROUP, INC.

BY:
TITLE:
DATED:                                         , 2007

SCHEDULE I
AMENDED OPTION AND SPECIAL BONUS

Special Bonus
Payable on
				Number of	Number of	first regularly
			New Exercise	Outstanding	Outstanding	scheduled
		Exercise Price	Price Per	Option Shares	Option Shares	payroll date
	Total Number	Per Share	Share	Subject to	Not Subject to	following
Original	of Exercisable	Prior to	Following	Amended	Amended	January 1,
Grant Date	Shares	Amendment	Amendment	Exercise Price	Exercise Price	2008

		$	$			$

Total Special Bonus: $
Note: This schedule will be completed by the Company and sent to you at your Apollo Group email address as soon as practicable following the Amendment Date.